UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    (AMENDMENT NO.    4   )*
                                    ------

                   CATALYST INTERNATIONAL, INC.
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                         (name of Issuer)


                           Common Stock
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                   (Title of Class of Securities)

                             14887T105
                      -----------------------
                           (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  14887 T105                           Page 2 of 5 pages
           ----------

13G
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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terrence L. Mealy      ###-##-####
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                       (a) _____
               Not Applicable                          (b) _____
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
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               5     SOLE VOTING POWER
  NUMBER OF               925,252
   SHARES      --------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
  OWNED BY                6,000
    EACH       --------------------------------------------------
  REPORTING    7     SOLE DISPOSITIVE POWER
   PERSON                 925,252
    WITH       --------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                          6,000
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               931,252
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
               Not Applicable
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               11.82%
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12     TYPE OF REPORTING PERSON *
               IN
-----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 14887 T105          13G                    Page 3 of 5




ITEM 1.     (a)     NAME OF ISSUER:

                    Catalyst International, Inc.

ITEM 1.     (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    8989 North Deerwood Drive
                    Milwaukee, Wisconsin  53223

ITEM 2.     (a)     NAME OF PERSON FILING:

                    Terrence L. Mealy

            (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
                    NONE, RESIDENCE:

                    301 East Second Street
                    Muscatine, Iowa  52761

            (c)     CITIZENSHIP:

                    United States

            (d)     TITLE OF CLASS OF SECURITIES:

                    Common Stock

            (e)     CUSIP NUMBER:

                    14887 T105

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b),
            OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

ITEM 4.     OWNERSHIP:

            (a)     Amount Beneficially Owned:

                    931,252

            (b)     Percent of Class:

                    11.82%

CUSIP No. 14887 T105          13G                    Page 4 of 5



          (c)     Number of shares as to which each person has:

               (i)     sole power to vote or to direct the
                       vote

                       925,252+

               (ii)    shared power to vote or to direct the
                       vote

                       6,000++

               (iii)   sole power to dispose or to direct the
                       disposition of

                       925,252+

               (iv)    shared power to dispose or to direct
                       the disposition of

                       6,000++

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON:

                    Not Applicable

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE
            SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING
            REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
            THE GROUP:

                    Not Applicable

ITEM 9.     NOTE OF DISSOLUTION OF GROUP:

                    Not Applicable

CUSIP No. 14887 T105          13G                    Page 5 of 5



ITEM 10.     CERTIFICATION:

+Includes options to purchase 18,163 shares, all of which are immediately exercisable.

++Includes 6,000 shares held by the reporting person's spouse. The reporting person disclaims beneficial ownership of these securities, and this reporting personal shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13 or for any other purpose.


SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:               February 08, 2000

SIGNATURE:          /s/ Terrence L. Mealy

NAME/TITLE:         Terrence L. Mealy
                    Director
5